Exhibit 23.11


                       CONSENT OF DILLON, READ & CO. INC.

     We hereby consent to the use of Appendix B containing our opinion letter dated June 14, 1996 to the Board of Directors of Medical Resources, Inc. ("MRI") in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the acquisition of NMR of America, Inc. by MRI and to the references to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          /s/DILLON READ & CO. INC.




New York, New York
July 26, 1996